Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 19th day of October 2009, by and between Aurora Diagnostics, LLC, a Delaware limited liability corporation (the “Company”), and Bruce Walton (“Employee”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of providing pathology services to physicians, hospitals, clinical laboratories, surgery centers and managed care organizations (the “Business”);

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company desires to employ Employee and Employee desires to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual promises herein exchanged, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Recitals and Exhibits.  The foregoing recitals and any exhibits to this Agreement are true and correct and are incorporated herein by this reference.

2.Term.  This Agreement shall be effective for the period commencing on or before December 1, 2009, until terminated pursuant to Paragraph 7 hereof.

3.Employment.  In exchange for the Compensation (as hereinafter defined) and subject to the other terms and conditions hereinafter set forth, the Company hereby employs Employee to perform the Duties (as hereinafter defined) and Employee hereby accepts such employment.

4.Compensation.  In consideration of and as compensation in full for Employee’s performance of the Duties under the Agreement:

(a)Salary.  The Company will pay Employee a gross annual salary of $220,000.00 (“Salary”).  Such Salary shall be paid by the Company in accordance with the Company’s regular payroll practices.  The Company shall be entitled to deduct or withhold from all Salary payable hereunder all amounts required to be deducted or withheld from same pursuant to state or federal law. The Employee’s Salary may or may not be increased periodically in accordance with the Company’s regular evaluation policies.

(b)Annual Bonus.  Employee will be eligible to receive an annual bonus of up to thirty percent (30%) of the Salary upon Employee’s satisfaction of goals to be mutually agreed upon by the Company and Employee each year during the Term, commencing January 1, 2010 (the “Annual Bonus”).  Employee’s satisfaction of such goals and the amount of the Annual Bonus, if any, shall be determined by the Company in its sole discretion.  The Company shall be entitled to deduct or withhold from the Annual Bonus, if any, all amounts required to be deducted or withheld from same pursuant to state or federal law.

(c)Option Plan.  Employee will be eligible to participate in the Company’s option plan and receive options (options will commensurate with the Regional Vice President of Operations position).

5.Benefits.

(a)Employee shall be entitled to participate in the Company’s 401k Plan and group health, dental, life and disability insurance programs, if such Plan and programs are provided by the Company to employees during the Term and on such terms and conditions as provided by the plan documents for such benefits.  In addition, Employee will be reimbursed by the Company for COBRA coverage for the month of December 2009.

(b)Employee shall be entitled to a total of four (4) weeks of paid vacation leave time per year (pro-rated for any period of employment of less than an entire year).  The Employee shall also be entitled to five (5) days of paid sick leave per year.  Any leave time must be coordinated with the Company to ensure adequate coverage of the Company’s patients, customers and clients.  All paid leave time must be taken during the year in which it is earned and available, and thus will not be carried forward or usable in any subsequent year.  No cash payments will be made by the Company in respect of any earned but unused paid leave time including at separation of employment.

6.Duties.

(a)Employee shall serve as the Regional Vice President of Operations for the Company, and in such other capacity as the Company shall direct.  Employee shall report to the Company’s Chief Operating Officer.

(b)Employee acknowledges that he shall be required to devote his best efforts and his entire productive time, attention, knowledge and skill solely and exclusively to the performance of the Duties and, except with the prior written consent of the Company, shall have no other business interests other than passive investments.  Employee shall at all times perform the Duties in a professional manner, in good faith and in the best interests of the Company.

(c)Employee hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement will not result in any violation of any agreement to which Employee is a party or by which Employee is bound.  Employee hereby indemnifies and holds harmless the Company against and from any loss, claim, liability, suit, proceeding, cost and expense (including, but not limited to, all reasonable attorneys' fees, paralegals' fees and court costs at all levels) arising from or in connection with any claim or threatened claim of such violation.

7.Termination.

(a)Termination For Cause.  The Company shall have the right to terminate the employment of Employee for cause immediately upon written notice to Employee.  For purposes of this Agreement, “cause” shall mean the occurrence of any of the following:

(i)Employee's failure, within ten (10) days of written notice from the Company, to cure any breach of or failure to perform the Duties or his other obligations under this Agreement, or to correct any act, omission or behavior that the Company reasonably believes has had or will have an adverse effect on its Business or reputation;

(ii)Employee's death;

(iii)Employee's commission of any act of corporate theft, misappropriation of funds, breach of duty as an officer of the Company or other harm against or to the Company; or

(iv)Employee's conviction of or pleading nolo contendere to any felony.

(b)Termination by the Employee.  Provided that the Company does not have “cause” to terminate the Employee pursuant to subsection (a) above, the Employee may terminate the Employee’s employment with the Company hereunder at any time and for any reason; provided, however, the Employee must provide to the Company written notice of such termination not less than ninety days (90) days prior to the date such termination is to be effective.

(c)Termination Without Cause.  The Company may, in its sole and absolute discretion, terminate the employment of the Employee hereunder, at any time prior to the expiration of the Term, without “cause” (as such term is defined in subsection (a) above), or otherwise without any cause, reason or justification, provided that the Company provides to the Employee notice of such termination (the “Termination Notice”) not less than ninety (90) days prior to the date such termination is to be effective.  In the event of any such termination by the Company, the Employee’s employment with the Company shall cease and terminate on the date specified in the Termination Notice or, if no date is so specified, on the date which is ninety (90) days following the date of such Termination Notice (the “Termination Date”).  If the Employee does not execute a separation agreement and general release of all claims in form and substance acceptable to the Company, the Employee will be paid the Employee’s salary and other benefits then in effect through the Termination Date.  If the Employee executes and does not revoke a separation agreement and general release of all claims in form and substance acceptable to the Company, the Employee will be paid the Employee’s salary and other benefits then in effect for a period of one (1) year after the date of the Termination Notice.  Any salary and benefit continuation shall be payable at the regular and customary intervals for the payment of salaries and benefits as then in effect, and the Company shall have no further obligation or liability to the Employee hereunder.

8.Confidential Information and Noncompetition Covenant.

(a)Employee hereby acknowledges that in connection with the performance of the Duties, he has and will be making use of, acquiring and adding to confidential information of a special and unique nature and value affecting and relating to the Company and its financial operations, including, but not limited to, the Business, as same may be modified or enhanced hereafter, the identity of the Company’s customers or clients, the prices/salaries/wages being charged by the Company to such customers or clients, the Company’s contracts, business records and other records, the Company's trade secrets, know‑how, patents and the subject matter thereof, the Company’s marketing materials, and other proprietary information relating to the Company and the Business (all the foregoing being hereinafter referred to collectively as “Confidential Information”).  Employee further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and greatly affects the goodwill and the effective and successful conduct of the Business.  Accordingly, Employee hereby covenants and agrees that he will not at any time, directly or indirectly, either during his employment or afterward, divulge, reveal or communicate any Confidential Information or use any Confidential Information for his benefit or for the benefit of others.

(b)Employee hereby acknowledges and agrees that upon the termination of Employee’s employment with the Company as described in Paragraph 7 hereof, Employee will immediately return to the Company:

(i)any and all Confidential Information which is in the possession of or available to Employee; and

(ii)any and all business equipment or machinery belonging to the Company, including, but not limited to, computers, copy machines, facsimile machines, telephones, pagers and briefcases.

(c)In view of the Confidential Information retained by or disclosed to Employee as hereinabove set forth, and as a material consideration and inducement to the Company to enter into this Agreement, Employee hereby covenants and agrees that, unless Company and its successors and assigns shall cease to engage in the Business, as same may be modified or enhanced hereafter, for a period of one (1) year after the termination of his employment hereunder, Employee shall not directly or indirectly:

(i)Operate, organize, maintain, establish, manage, own or participate in, or in any manner whatsoever, through any corporation, firm or organization of which it shall be affiliated in any manner whatsoever, have any interest in, whether as owner, operator, partner, stockholder (excluding ownership of five percent (5%) or less of the stock of a  publicly‑traded corporation), director, trustee, officer, lender, employee, principal, agent, consultant or otherwise, any other business or venture providing the same or similar Business as provided by the Company in the United States, unless such activity shall have been previously agreed to in writing by the Company, its affiliates and its successors and assigns.

(ii)Divert business from the Company, its affiliates and its successors and assigns.

(iii)Solicit business from or divert the business of any client or account of Company, its affiliates and its successors and assigns, or attempt to convert such clients or accounts to other methods of using the same or similar business as are provided by Company, its affiliates and its successors and assigns.

(iv)Solicit for employment, employ or otherwise engage the business of, any employees or consultants of the Company, its affiliates and their successors and assigns.

(d)The Employee’s performance of all of the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence any proprietary information or trade secrets, knowledge or data acquired by the Employee prior to his employment and/or services with the Company, and the Employee will not disclose to the Company, or induce the Company to use, any proprietary information or trade secrets, or material belonging to any previous employer or others.  The Employee is not a party to any other agreement which will interfere with his full compliance with this Agreement.  The Employee agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

(e)The Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

(f)Employee acknowledges and agrees that the Company would suffer irreparable harm in the event of a breach or threatened breach by Employee of Paragraphs 8(a), 8(b), 8(c), 8(d) or 8(e) hereof.  Accordingly, in view of this fact and in view of the lack of an adequate remedy at law to protect the Company, the Company shall have the right to receive, and Employee hereby consents to the issuance of, both temporary and permanent injunctions enjoining Employee from any violation of Paragraphs 8(a), 8(b), 8(c), 8(d) or 8(e) hereof.  Employee acknowledges that both temporary and permanent injunctions are appropriate remedies for such a breach or threatened breach.  The foregoing remedies shall be in addition to, and not in limitation of, any other rights or remedies to which the Company is or may be entitled at law or in equity under this Agreement.

(g)Employee has carefully read and considered Paragraphs 8(a), 8(b), 8(c),  8(d), 8(e) and 8(f)  hereof and, having done so, agrees that the restrictions set forth in such Paragraphs are fair and reasonable and are reasonably required for the protection of the interests of the Company.  It is the belief of the parties that the best protection which can be given to the Company which does not infringe on the rights of Employee to conduct any unrelated business is to provide for the restrictions described above.  In the event any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute an enforceable restriction in place of any limitation deemed unenforceable and, as so modified, the restrictions shall be as fully enforceable as if they had been set forth herein by the parties.  It is the intent of the parties that the court, in so establishing a substitute restriction, recognize that the parties hereto desire that the aforedescribed restrictions be imposed and maintained to the maximum lawful extent.

(h)The provisions of this Paragraph 8 shall survive the termination of this Agreement.

9.Inventions.

(a)Assignment of Inventions.  The Employee hereby agrees that any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets (whether or not patentable or registrable under copyright or similar laws), conceived, developed or reduced to practice, or caused to be conceived or developed or reduced to practice by the Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours or otherwise) during the period of his employment with the Company, which may be directly or indirectly useful in, or relate to, the Business (collectively, the “Inventions”) shall be promptly and fully disclosed by the Employee to the Board of Directors of the Company (the “Board”), and shall be the Company’s exclusive property as against the Employee.  The Employee shall promptly deliver to the Board all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid.  The Employee hereby assigns all of his right, title and interest in and to any and all such Inventions to the Company and hereby agrees to execute and deliver such agreements, certificates, assignments or other documents as may be necessary to effect the assignment to the Company of any and all such Inventions as contemplated by this Paragraph 9.  the Employee shall, upon the Company’s request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents or copyrights of the Company with respect to such Inventions as are to be in the Company’s exclusive property as against the Employee under this Paragraph 9 or to vest in the Company title to such Inventions as against the Employee, the expense of securing any such patent or copyright, to be borne by the Company.  The Employee further acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(b)Pre-Existing Inventions.  Attached hereto as Exhibit A is a complete list of all other inventions to which the Employee claims ownership (the “Prior Inventions”) and that he desires to remove from the operation of this Agreement, and the Employee covenants that such list is complete.  If no such list is attached to this Agreement, the Employee represents that he has no such Prior Inventions at the time of signing of this Agreement.  At all times during the Employee’s employment by and/or services with the Company and after its termination, the Employee will not assert against the Company or any of its licensees, successors or assigns any claim that any such party has used or infringed (or is using or infringing) any such information or materials, including, without limitation, any Prior Inventions, as to which the Employee claims any ownership interest.  If in the course of the Employee’s employment with the Company, the Employee incorporates into a Company product, process or machine a Prior Invention owned by the Employee or in which the Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make modify, use and sell such Prior Invention as part of or in connection with such product, process or machine, unless the Employee and the Company have agreed otherwise in writing with respect to such Prior Invention.

(c)Maintenance of Records.  The Employee agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) within the scope of and during his employment with the Company.  The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(d)Cooperation in Perfecting Rights to Inventions.

(i)The Employee agrees to perform, during and after his employment and/or services with the Company, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to the Company.  The Employee hereby agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in any to such Inventions, and any copyrights patents, mask work rights or other intellectual property rights relating thereto.  The Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(ii)In the event that the Company is unable for any reason to secure the Employee’s signature to any document required to apply for, pursue or to execute any patent, copyright, mask work right or other applications for any United States or foreign patents or copyright registrations governing any Invention (including improvements, renewals, extensions, continuations, divisions or continuations in part hereof) or original works of authorship assigned to the Company as provided for herein, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agents and attorneys-in-fact of the Employee, to act for and on behalf of the Employee and instead of the Employee, for the sole and limited purpose of executing the filing any such application and doing all other lawfully permitted acts to further prosecution and issuance of patents, copyrights, or other rights thereof with the same legal force and effect as if executed by the Employee.

(e)Survival.  The provisions of this Paragraph 9 shall survive the termination of this Agreement.

10.Dispute Resolution.

(a)All claims, disputes or issues arising between Employee and the Company, its owners, directors, officers, employees, agents, successors and/or assigns, except those arising under Paragraphs 8 or 9 of this Agreement (hereinafter “Claim” or “Claims”), shall be resolved in accordance with this Paragraph 10.  For purposes of this Paragraph 10, the words “Claim” or “Claims” include, but are not limited to:

(i)all claims, disputes or issues of which Employee is or should be aware which relate to or arise out of the termination of this Agreement or the termination of the employment of Employee by the Company (including any claim of wrongful or constructive termination);

(ii)all claims, disputes or issues involving employment discrimination relating to Employee’s race, color, religion, sex, national origin, age, disability, handicap, marital status, veteran status, citizenship status, or any other protected characteristic;

(iii)all claims, disputes or issues of harassment, including sexual harassment and/or harassment based on race, color, religion, sex, national origin, age, disability, handicap, marital status, veteran status, citizenship status, or any other protected characteristic;

(iv)all claims, disputes or issues involving unpaid wages and/or unpaid overtime under the Fair Labor Standards Act or applicable state or local wage and hour statutes; and

(v)any other employment related claim, dispute or issue that Employee may have under federal, state, local or common law.

(b)If Employee or the Company has any Claim or Claims, each agrees to resolve the Claim or Claims as follows:

(i)Employee will first discuss such Claim or Claims with Employee’s immediate supervisor or the Company’s Director of Human Resources (in person or by telephone).  The Company will first discuss such Claim or Claims with Employee.

(ii)If Employee is not satisfied with the immediate supervisor’s or the Company’s Director of Human Resources’ resolution of the Claim or Claims, or if the Company is unsatisfied with Employee’s response to a Claim or Claims, then Employee or the Company shall submit the Claim or Claims to the American Arbitration Association for final and binding mandatory arbitration (the “Arbitration”).  Any submission to Arbitration shall be made within ninety (90) days after the Claim or Claims in question arises.

(iii)Any Arbitration conducted pursuant to this Paragraph 10 shall be governed by the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures.  The decision of the arbitrator shall be final and binding and shall be enforceable in state and federal courts.  The prevailing party in any proceeding to challenge the validity of this Paragraph 10 and/or any Arbitration thereunder shall be entitled to an award of attorney's fees and costs through and including any appeals.

(c)Arbitration pursuant to this Paragraph 10 is intended to be a substitute for employment related lawsuits that Employee or the Company may consider bringing against one another as a result of the employment relationship between Employee and the Company.  This Paragraph 10 is not intended to limit or impede rights, damages or other remedies under applicable federal, state or local statutes, but is included in this Agreement in order to provide what Employee and the Company believe and agree is a more equitable, expeditious and fair method of protecting such rights, damages and remedies than that provided by such statutes.

(d)Employee and the Company have carefully read this Paragraph 10 and understand that by signing this Agreement, they are agreeing to submit the above-described Claim or Claims to Arbitration in lieu of bringing any legal action.  Furthermore, Employee and the Company understand that by agreeing to this Paragraph 10, they are giving up substantial legal rights, i.e., the right to sue in federal and state courts, the right to have disputes or claims heard by a jury and the right to have claims of civil rights violations considered by local, state and/or federal investigatory agencies.

11.Miscellaneous.

(a)Equitable Remedies.  The Employee hereby agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Paragraphs 8 and 9 herein.  Accordingly, the Employee agrees that if he breaches any provision of such Paragraphs 8 and 9, the Company will have available in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  The Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and the Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

(b)Reasonableness of Restrictions.  The Employee acknowledges having carefully read and considered all of the provisions of this Agreement and, having done so, agrees that the covenants set forth herein are fair and reasonable and not overbroad or otherwise not reasonably necessary to protect the intellectual property rights and the legitimate business interests of the Company.  The Employee agrees that the covenants set forth herein do not unreasonably impair the ability of the Employee to conduct any unrelated business or produce and sell any other goods.

(c)Power and Authority.  The Employee represents and warrants that he has full power and authority to execute and deliver this Agreement and perform all of his obligations hereunder, and further represents and warrants that such execution, delivery, and performance doe snot and will not conflict with, or constitute a breach of, any of the Employee’s duties, obligations or covenants under any other agreement or under applicable law.

(d)Waivers.  The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e)Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration or scope, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(f)All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given only upon hand delivery thereof or upon the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To Company:	Aurora Diagnostics, LLC
11025 RCA Center Drive, Suite 300
Palm Beach Gardens, FL 33410
Attn.: Martin J. Stefanelli, COO

To Employee:	Bruce Walton
14645 Black Bear Road
Palm Beach Gardens, FL 33418

or to such other address or such other person as any party shall designate, in writing, to the other for such purposes and in the manner hereinabove set forth.

(g)Except as hereinafter provided, this Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties and supersedes all prior agreements respecting the within subject matter.

(h)This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and assigns.  No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other party.  Any assignment or delegation of duties in violation of this provision shall be null and void.

(i)All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal representatives, successors and assigns may require.

(j)This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(k)The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(l)This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

(m)The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

(n)If any party hereto is required to engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all reasonable attorneys' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

(o)The parties hereby irrevocably agree that no attempted amendment, modification or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties agree in writing to such Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Signed, Sealed and Delivered	EMPLOYEE
in the Presence of:

	By:	/s/ Bruce Walton
BRUCE WALTON

AURORA DIAGNOSTICS, LLC

	By:	/s/ Martin J. Stefanelli
MARTIN J. STEFANELLI, COO